Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2021 FINANCIAL RESULTS

Plant-Based revenue growth of 16.0%, driving 3.6% total Revenue growth

Loss from continuing operations was $3.0 million vs. loss of $3.9 million in Q3 2020

Adjusted EBITDA increased 8.4% to $15.6 million

Minneapolis, Minnesota November 10, 2021 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading healthy food and beverage company focused on plant-based foods and beverages and fruit-based foods and beverages, today announced financial results for the third quarter ended October 2, 2021.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third quarter 2021 highlights:

  Revenues of $198.5 million for the third quarter of 2021 increased 3.6% reflecting 16.0% growth in plant-based foods and beverages partially offset by a 9.7% decline in fruit-based foods and beverages.

  Gross margin decreased 220 basis points to 11.8% from 14.0% in the third quarter of 2020, reflecting temporary supply chain challenges and incremental depreciation expense.

  Loss from continuing operations was $3.0 million compared to a loss from continuing operations of $3.9 million in the third quarter of 2020. The loss included $2.8 million of business development, facility consolidation and project costs for capacity expansion.

  Adjusted earnings¹ attributable to common shareholders was $1.1 million or $0.01 per diluted common share in the third quarter of 2021, compared to an adjusted loss of ($5.8) million or ($0.06) per diluted common share in the third quarter of 2020.

  Adjusted EBITDA¹ of $15.6 million, or 7.9% of revenues for the third quarter of 2021, was up 8.4% versus $14.4 million or 7.5% of revenues in the third quarter of 2020.

"Despite recent global supply chain issues, our plant-based business produced another solid quarter of growth, delivering a record setting third quarter, more than offsetting declines in our fruit-based business.  Plant-based revenues were up 16%, reflecting our sustained competitive advantages and incredibly strong consumer demand.  On a two-year stack basis, plant-based revenue was up 23.9%.  Moreover, our oat platform was a significant contributor to growth in the quarter. We delivered Adjusted EBITDA growth of 8.4%, as revenue growth and SG&A savings more than offset gross margin compression," said Joe Ennen, Chief Executive Officer. "Gross margins were impacted by incremental depreciation, along with challenges surrounding raw material and labor availability, which is temporarily impacting the efficiency of our manufacturing plants.  We continue to execute well against our strategic priorities. Demand from existing and new customers remains at unprecedented levels across our plant-based portfolio.  Gross margins in fruit-based were largely impacted by raw material price inflation, which we expect to be fully passed on by the end of the fourth quarter.  Capacity expansions in our plant-based segment are firmly on track; however, as is the case across the broader economy, supply chain issues are creating transitory headwinds over the near term that the team is working hard to mitigate. Nevertheless, our long-term outlook for double-digit plant-based revenue growth and continuing to improve returns on invested capital remains unchanged."

Third Quarter 2021 Results

Revenues of $198.5 million for the third quarter of 2021 were up 3.6% compared to the third quarter of 2020 as 16.0% growth in Plant-Based Foods and Beverages was partially offset by a 9.7% decrease in Fruit-Based Foods and Beverages.

The Plant-Based Foods and Beverages segment generated revenues of $114.9 million during the third quarter of 2021, an increase of 16.0% compared to $99.0 million in the third quarter of 2020.  Growth continued to be driven by strong demand for our oat-based product offerings as well as incremental revenue from our Dream and WestSoy acquisitions, which contributed $5.9 million to the third quarter, together with higher sunflower volumes and pricing.  Partially offsetting these factors was softer volumes for certain other non-dairy beverages and everyday broths along with lower volumes of ready-to-eat snacks and roasted ingredients.

The Fruit-Based Foods and Beverages segment generated revenues of $83.6 million during the third quarter of 2021, a decrease of 9.7% compared to $92.6 million in the third quarter of 2020.  Lower retail volumes in frozen fruit remained the primary factor accounting for the revenue decline, with planned rationalization of SKUs and customers, and supply constraints for certain fruit varieties.  Partially offsetting these factors were the effects of pass-through pricing actions for frozen fruit, together with volume growth in fruit snacks, and rising foodservice demand.

Gross profit was $23.4 million for the third quarter, a decrease of $3.5 million compared to $26.8 million in the prior year period.  As a percentage of revenues, gross profit margin was 11.8% in the third quarter of 2021 compared to 14.0% in the third quarter of 2020, a decrease of 220 basis points. The Plant-Based Foods and Beverages segment accounted for $1.0 million of the decrease in gross profit, reflecting lower plant utilization, largely driven by labor and certain raw material shortages in our plant-based beverage and ingredient operations along with higher depreciation and transportation expenses, partially offset by improved utilization, cost reductions and higher pricing in our sunflower operations.  Gross profit in the Fruit-Based Foods and Beverages segment decreased by $2.5 million due to higher strawberry commodity prices, foreign exchange, higher transportation costs and higher production costs in our fruit snack operations stemming from raw materials constraints, partially offset by pricing actions, rationalization of marginally profitable business, and productivity improvements in our frozen fruit operations including footprint optimization.

Segment operating income¹ was $3.9 million, or 2.0% of revenues in the third quarter of 2021, compared to segment operating income of $3.1 million, or 1.6% of revenues in the third quarter of 2020. The increase in segment operating income year-over-year was primarily attributable to a reduction in incentive compensation, which more than offset lower gross profit, as well as incremental amortization related to the acquisition of Dream and WestSoy.

Adjusted EBITDA¹ was $15.6 million or 7.9% of revenues in the third quarter of 2021, compared to $14.4 million or 7.5% of revenues in the third quarter of 2020.

Loss from continuing operations attributable to common shareholders for the third quarter of 2021 was $3.8 million, or $0.04 per diluted common share, compared to a loss of $6.7 million, or $0.07 per diluted common share during the third quarter of 2020.

Adjusted earnings¹ in the third quarter of 2021 was $1.1 million or $0.01 per common share, compared to an adjusted loss of $5.8 million or ($0.06) per common share in the third quarter of 2020.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of October 2, 2021, SunOpta had total assets of $749.1 million and total debt of $220.3 million compared to total assets of $921.4 million and total debt of $443.8 million a year earlier, primarily reflecting the sale of the Global Ingredients business and improved operating performance, partially offset by investments to support continued strong growth in Plant-Based Foods and Beverages.  During the third quarter of 2021, cash provided by operating activities was $5.1 million from continuing operations compared to cash provided by operating activities of $8.7 million during the third quarter of 2020. The decline in cash generation was primarily due to increased working capital in 2021.  Investing activities from continuing operations consumed $17.4 million of cash during the third quarter of 2021 versus $11.3 million in the prior year, primarily due to capacity expansion initiatives.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, November 10, 2021, to discuss the third quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. Investors interested in listening to the live call over the telephone can join by calling US: 833-513-0545, or International: 1-778-560-2569 conference ID: 2496984.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading company specializing in the sourcing, processing and production of organic, natural and non-GMO plant- and fruit-based food and beverage products.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that investment in plant-based foods and beverages will continue to be a significant driver of revenue and margin growth, and our ability to drive further year-over-year adjusted EBITDA improvement. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers during the COVID-19 pandemic; current customer demand for the Company's products and the additional anticipated demand due to the COVID-19 pandemic; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to the COVID-19 pandemic; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and three quarters ended October 2, 2021 and September 26, 2020
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
	$	$	$	$

Revenues	198,479	191,659	608,392	583,657

Cost of goods sold	175,123	164,821	528,711	506,387

Gross profit	23,356	26,838	79,681	77,270

Selling, general and administrative expenses	16,487	22,060	60,081	63,873
Intangible asset amortization	2,612	2,209	7,338	6,752
Other expense, net	1,172	1,069	7,448	789
Foreign exchange loss (gain)	336	(543)	533	1,150

Earnings from continuing operations before the following	2,749	2,043	4,281	4,706

Interest expense, net	2,854	7,359	6,145	22,437

Loss from continuing operations before income taxes	(105)	(5,316)	(1,864)	(17,731)

Income tax expense (benefit)	2,929	(1,441)	416	(4,759)

Loss from continuing operations	(3,034)	(3,875)	(2,280)	(12,972)

Earnings from discontinued operations	-	3,964	-	17,429

Net earnings (loss)	(3,034)	89	(2,280)	4,457

Dividends and accretion on preferred stock	(748)	(2,844)	(3,445)	(7,473)

Loss attributable to common shareholders	(3,782)	(2,755)	(5,725)	(3,016)

Basic and diluted earnings (loss) per share
From continuing operations	(0.04)	(0.07)	(0.06)	(0.23)
From discontinued operations	-	0.04	-	0.20
Basic and diluted loss per share	(0.04)	(0.03)	(0.06)	(0.03)

Weighted-average common shares outstanding (000s)
Basic	107,255	89,635	103,017	88,962
Diluted	107,255	89,635	103,017	88,962

SunOpta Inc.
Consolidated Balance Sheets
As at October 2, 2021 and January 2, 2021
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	October 2, 2021	January 2, 2021
	$	$

ASSETS
Current assets
Cash and cash equivalents	284	251
Accounts receivable	86,774	72,724
Inventories	230,891	147,748
Prepaid expenses and other current assets	16,538	21,665
Income taxes recoverable	7,327	6,935
Total current assets	341,814	249,323

Property, plant and equipment, net	197,037	158,048
Operating lease right-of-use assets	48,998	35,172
Goodwill	3,998	3,998
Intangible assets, net	151,052	133,317
Deferred income taxes	597	-
Other assets	5,638	5,757

Total assets	749,134	585,615

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	114,544	118,592
Income taxes payable	5	1,431
Current portion of long-term debt	7,734	3,478
Current portion of operating lease liabilities	12,959	12,750
Current portion of long-term liabilities	-	200
Total current liabilities	135,242	136,451

Long-term debt	212,588	66,245
Operating lease liabilities	38,090	24,582
Long-term liabilities	1,121	-
Deferred income taxes	25,826	25,408
Total liabilities	412,867	252,686

Series A Preferred Stock	-	87,305
Series B-1 Preferred Stock	28,001	27,595

EQUITY
SunOpta Inc. shareholders' equity
Common shares	436,219	326,545
Additional paid-in capital	24,150	37,862
Accumulated deficit	(153,466)	(147,741)
Accumulated other comprehensive income	1,363	1,363
Total equity	308,266	218,029

Total equity and liabilities	749,134	585,615

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and three quarters ended October 2, 2021 and September 26, 2020
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	(3,034)	89	(2,280)	4,457
Earnings from discontinued operations	-	3,964	-	17,429
Loss from continuing operations	(3,034)	(3,875)	(2,280)	(12,972)
Items not affecting cash:
Depreciation and amortization	8,837	7,513	25,790	22,893
Amortization of debt issuance costs	359	1,019	993	3,023
Deferred income taxes	3,315	2,311	(179)	5,510
Stock-based compensation	1,250	3,435	9,593	7,425
Impairment of long-lived assets	-	-	2,962	-
Other	(168)	238	(504)	211
Changes in operating assets and liabilities	(5,494)	(1,976)	(77,472)	6,734
Net cash provided by (used in) operating activities of continuing operations	5,065	8,665	(41,097)	32,824
Net cash provided by operating activities of discontinued operations	-	11,496	-	24,751
Net cash provided by (used in) operating activities	5,065	20,161	(41,097)	57,575

Investing activities
Additions to property, plant and equipment	(18,386)	(11,300)	(34,989)	(26,227)
Additions to intangible assets	-	-	(25,073)	-
Proceeds from sale of assets	950	-	2,300	-
Other	-	-	-	41
Net cash used in investing activities of continuing operations	(17,436)	(11,300)	(57,762)	(26,186)
Net cash used in investing activities of discontinued operations	-	(475)	(13,380)	(1,607)
Net cash used in investing activities	(17,436)	(11,775)	(71,142)	(27,793)

Financing activities
Increase (decrease) under revolving credit facilities	11,348	3,410	123,177	(26,472)
Borrowings of long-term debt	4,739	-	9,380	-
Repayment of long-term debt	(1,849)	(624)	(11,789)	(1,702)
Payment of debt issuance costs	(181)	(3)	(2,552)	(2,491)
Proceeds from the exercise of stock options and employee share purchases	304	864	7,494	1,435
Payment of withholding taxes on stock-based awards	(1,576)	(1,225)	(8,313)	(2,376)
Payment of cash dividends on preferred stock	(609)	-	(4,638)	(1,700)
Payment of share issuance costs	-	-	(287)	-
Proceeds from issuance of preferred stock, net of issuance costs	-	-	-	26,804
Other	-	-	-	(4)
Net cash provided by (used in) financing activities of continuing operations	12,176	2,422	112,472	(6,506)
Net cash used in financing activities of discontinued operations	-	(11,510)	(200)	(23,847)
Net cash provided by (used in) financing activities	12,176	(9,088)	112,272	(30,353)

Increase (decrease) in cash and cash equivalents in the period	(195)	(702)	33	(571)

Cash and cash equivalents of discontinued operations:
Balance at beginning of period	-	1,152	-	1,370
Foreign exchange gain on cash and cash equivalents	-	15	-	11
Less: balance at end of period	-	(678)	-	(678)

Cash and cash equivalent, beginning of the period	479	473	251	128

Cash and cash equivalents, end of the period	284	260	284	260

SunOpta Inc.
Segmented Information
For the quarters and three quarters ended October 2, 2021 and September 26, 2020
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	114,870	99,038	345,680	296,985
Fruit-Based Foods and Beverages	83,609	92,621	262,712	286,672
Total segment revenues from external customers	198,479	191,659	608,392	583,657

Segment gross profit:
Plant-Based Foods and Beverages	18,697	19,715	61,751	57,517
Fruit-Based Foods and Beverages	4,659	7,123	17,930	19,753
Total segment gross profit	23,356	26,838	79,681	77,270

Segment operating income (loss):
Plant-Based Foods and Beverages	8,056	13,119	30,014	37,456
Fruit-Based Foods and Beverages	(3,517)	(1,788)	(6,858)	(8,506)
Corporate Services	(618)	(8,219)	(11,427)	(23,455)
Total segment operating income	3,921	3,112	11,729	5,495

Segment gross profit percentage:
Plant-Based Foods and Beverages	16.3%	19.9%	17.9%	19.4%
Fruit-Based Foods and Beverages	5.6%	7.7%	6.8%	6.9%
Total segment gross profit percentage	11.8%	14.0%	13.1%	13.2%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	7.0%	13.2%	8.7%	12.6%
Fruit-Based Foods and Beverages	-4.2%	-1.9%	-2.6%	-3.0%
Total segment operating income percentage	2.0%	1.6%	1.9%	0.9%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and the impacts of acquisitions and divestitures. In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	October 2, 2021		September 26, 2020
		Per Share		Per Share
For the quarter ended	$	$	$	$
Loss from continuing operations	(3,034)		(3,875)
Dividends and accretion on preferred stock	(748)		(2,844)
Loss from continuing operations attributable to common shareholders	(3,782)	(0.04)	(6,719)	(0.07)
Adjusted for:
Business development costs(a)	1,782		-
Workforce reduction charges(b)	499		-
Costs related to exit from fruit ingredient processing facility(c)	479		-
Legal settlements(d)	-		721
Plant expansion costs(e)	-		245
Costs related to Value Creation Plan(f)	-		174
Other(g)	40		294
Net income tax effect(h)	2,121		(495)
Adjusted earnings (loss)	1,139	0.01	(5,780)	(0.06)

(a) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and internal expansion projects, or completion of divestitures.  For the third quarter of 2021, these costs reflected the transition and integration of the acquired Dream and WestSoy brands and project development activities related to our new plant-based beverage facility under construction in Texas, which were recorded in SG&A expenses ($1.6 million), as well as the assessment of post-closing adjustments related to the divestiture of Tradin Organic, which were recorded in other expense ($0.2 million).

(b) For the third quarter of 2021, represents severance and related benefit charges recorded in other expense, which were related to workforce reduction actions in our frozen fruit operations to reduce overhead costs.

(c) For the third quarter of 2021, reflects inventory and equipment relocation costs related to the exit from our fruit ingredient processing facility, which were recorded in other expense.

(d) For the third quarter of 2020, reflects a loss of $2.4 million from the settlement of a customer claim related to the recall of certain sunflower products in 2016, net of a $1.7 million gain from the settlement of an unrelated legal matter, which were recorded in other expense/income.

(e) For the third quarter of 2020, reflects start-up costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.

(f) For the third quarter of 2020, reflects employee retention costs of $0.1 million recorded in SG&A expenses, and employee termination costs of $0.1 million recorded in other expense.

(g) Other includes losses on the disposal of assets, which were recorded in other expense.

(h) Reflects the tax effect of the preceding adjustments to earnings calculated based on our estimated annual effective tax rate.

	October 2, 2021		September 26, 2020
		Per Share		Per Share
For the three quarters ended	$	$	$	$
Loss from continuing operations	(2,280)		(12,972)
Dividends and accretion on preferred stock	(3,445)		(7,473)
Loss from continuing operations attributable to common shareholders	(5,725)	(0.06)	(20,445)	(0.23)
Adjusted for:
Costs related to exit from fruit ingredient processing facility(a)	4,602		-
Business development costs(b)	3,568		-
Costs related to Value Creation Plan(c)	1,432		1,349
Workforce reduction charges(d)	499		-
Legal settlements(e)	163		721
Plant expansion costs(f)	-		337
Other(g)	124		(178)
Net income tax effect(h)	(2,141)		(863)
Adjusted earnings (loss)	2,522	0.02	(19,079)	(0.21)

(a) For the first three quarters of 2021, reflects closure costs related to the exit from our fruit ingredient processing facility, including asset impairment charges of $3.0 million, employee termination costs of $1.2 million, and inventory and equipment relocation costs of $0.5 million, which were recorded in the other expense.

(b) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and internal expansion projects, or completion of divestitures.  For the first three quarters of 2021, these costs reflected the transition and integration of the acquired Dream and WestSoy brands and project development activities related to our new plant-based beverage facility under construction in Texas, which were recorded in SG&A expenses ($2.9 million), as well as the assessment of post-closing adjustments related to the divestiture of Tradin Organic, which were recorded in other expense ($0.7 million).

(c) For the first three quarters of 2021, represents costs to complete the exit from our Santa Maria, California, frozen fruit processing facility, which were recorded in other expense.  For the first three quarters of 2020, reflects professional fees of $0.5 million and employee retention costs of $0.6 million recorded in SG&A expenses; and employee termination costs of $1.1 million mainly related to the consolidation of our corporate office functions, partially offset by a $0.9 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees recorded in other income.

(d) For the first three quarters of 2021, represents severance and related benefit charges recorded in other expense, which were related to workforce reduction actions in our frozen fruit operations to reduce overhead costs.

(e) For the first three quarters of 2021, reflects a $0.5 million loss from the settlement of employment-related legal matter, partially offset by a gain related to a project cancellation, which were recorded in other expense/income.  For the first three quarters of 2020, reflects a loss of $2.4 million from the settlement of a customer claim related to the recall of certain sunflower products in 2016, net of a $1.7 million gain from the settlement of an unrelated legal matter, which were recorded in other expense/income.

(f) Reflects costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.

(g) For the first three quarters of 2021, other includes losses on the disposal of assets, which were recorded in other expense.  For the first three quarters of 2020, other includes the reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products in 2016, partially offset by losses on disposal of assets, which were recorded in other income/expense.

(h) Reflects the tax effect of the preceding adjustments to earnings calculated based on our estimated annual effective tax rate.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to earnings/loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	October 2, 2021	September 26, 2020
For the quarter ended	$	$
Loss from continuing operations	(3,034)	(3,875)
Income tax expense (benefit)	2,929	(1,441)
Interest expense, net	2,854	7,359
Other expense, net	1,172	1,069
Total segment operating income	3,921	3,112
Depreciation and amortization	8,837	7,513
Stock-based compensation	1,250	3,435
Business development costs(a)	1,628	-
Plant expansion costs(b)	-	245
Costs related to Value Creation Plan(c)	-	120
Adjusted EBITDA	15,636	14,425

(a) For the third quarter of 2021, third-party business development costs reflected the transition and integration of the acquired Dream and WestSoy brands and project development activities related to our new plant-based beverage facility under construction in Texas, which were recorded in SG&A expenses.

(b) For the third quarter of 2020, reflects costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.

(c) For the third quarter of 2020, reflects employee retention costs recorded in SG&A expenses.

	October 2, 2021	September 26, 2020
For the three quarters ended	$	$
Loss from continuing operations	(2,280)	(12,972)
Income tax expense (benefit)	416	(4,759)
Interest expense, net	6,145	22,437
Other expense, net	7,448	789
Total segment operating income	11,729	5,495
Depreciation and amortization	25,790	22,893
Stock-based compensation(a)	9,593	8,320
Business development costs(b)	2,940	-
Costs related to Value Creation Plan(c)	-	1,103
Plant expansion costs(d)	-	337
Adjusted EBITDA	50,052	38,148

(a) For the first three quarters of 2020, stock-based compensation of $8.3 million was recorded in SG&A expenses and the reversal of $0.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For the first three quarters of 2021, third-party business development costs reflected the transition and integration of the acquired Dream and WestSoy brands and project development activities related to our new plant-based beverage facility under construction in Texas, which were recorded in SG&A expenses.

(c) Reflects professional fees of $0.5 million and employee retention costs of $0.6 million recorded in SG&A expenses.

(d) Reflects costs related to the expansion of our plant-based extraction capabilities, which were recorded in cost of goods sold.